Exhibit 99.1

NVIDIA Announces Preliminary Results for Second Quarter

SANTA CLARA, Calif. -- July 28, 2003 -- NVIDIA Corporation (Nasdaq: NVDA) today announced that it expects to report total revenues of approximately $455 million to $460 million for the second quarter of fiscal 2004 ended July 27, 2003, within the guidance provided by the Company on its last quarterly conference call. Gross margins are expected to be slightly lower than the Company's original guidance. This was a result of higher than anticipated product costs attributed to 0.13 micron semiconductor process technology.

The Company experienced solid growth from Xbox and from record shipments of the GeForce FX family of GPUs. In addition, the Company successfully transitioned its mobile product line to its new GeForce FX Go family and recently began ramping numerous notebook design wins. More details will be provided during NVIDIA's quarterly conference call to be held on August 7, 2003.

About NVIDIA

NVIDIA Corporation is a visual computing technology and market leader dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video games consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1500 people worldwide. For more information, visit the company's web site at www.nvidia.com.

Certain statements in this press release, including the statements relating to the Company's performance expectations for NVIDIA's family of products and expectations of continued revenue growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, the impact of competitive products and pricing alternatives, market acceptance of the Company's new products, and the Company's dependence on third-party developers and publishers. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Certain Business Risks," for a fuller discussion of these and other risks and uncertainties.

NOTE: All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.